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Pogo Producing Company
Supplemental Information (Unaudited)

	Quarter Ended March 31,
	2003	2002
	(Data in $ thousands, except per share amount)
Financial Data
Revenues:
Oil and Gas	$309,867	$142,297
Other	887	613

Total	310,754	142,910
Operating Costs/Expenses:
Lease Operating	39,669	31,283
General & Administrative	13,372	11,542
Exploration	1,832	(176)
Dry hole and impairment	2,178	4,995
Depreciation, depletion and amortization	80,419	65,806
Accretion and other	5,450	181

Total	142,920	113,631

Operating Income	167,834	29,279

Interest:
Charges	(13,695)	(14,588)
Income	387	378
Capitalized	4,014	6,653

Total Interest Expense	(9,294)	(7,557)

Minority Interest in Subsidiary	—	(2,502)

Foreign Currency Transaction Gain	226	672

Income Before Income Taxes	158,766	19,892

Income Tax Expense	66,123	10,867

Income Before Change in Accounting Principle	92,643	9,025

Change in accounting principle	(4,166)	—

Net Income	$88,477	$9,025

Basic earnings per share
Before change in accounting principle	$1.52	$0.17
Change in accounting principle	(0.07)	—

Basic earnings per share	$1.45	$0.17

Diluted earnings per share
Before change in accounting principle	$1.44	$0.17
Change in accounting principle	(0.07)	—

Diluted earnings per share	$1.37	$0.17

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	61,157	53,750
Diluted shares	65,128	54,487
Discretionary Cash Flow:
Net Income	88,477	9,025
Accretion and other	4,101	(672)
Change in accounting principle	4,166	—
Depreciation, depletion and amortization	80,419	65,806
Deferred Taxes	17,001	7,546
Dry Hole and Impairment	2,178	4,995
Exploration	1,832	(176)
(Gains) Losses on Property Sales	62	262
Capitalized Interest	(4,014)	(6,653)
Undistributed Equity in Minority Owned Subsidiary	—	2,502
Other Noncash	1,119	2,662

Total	$195,341	$85,297

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Pogo Producing Company Supplemental Information (Unaudited)